Exhibit 99.1

PRESS RELEASE

For Immediate Release

For more information, contact:  Richard C. White, Chairman, or Stephen P. Marsh, President and CEO, at 802-334-7915

COMMUNITY BANCORP. APPLIES FOR PARTICIPATION IN CAPITAL PURCHASE PROGRAM

(Derby, VT - December 11, 2008)  Community Bancorp. (OTCBB:CMTV), the parent company of Community National Bank, announced today that it has filed an application with its primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, to participate in the U.S. Treasury Department’s TARP Capital Purchase Program (“CPP”).  The CPP is a voluntary program whose stated aim is to encourage healthy financial institutions to increase lending activities to businesses and consumers and to support the U.S. economy.  The Treasury Department intends to accomplish these goals by purchasing senior preferred shares in financially sound financial institutions.

Under the CPP, if Community Bancorp’s application is approved as submitted, the Company would receive $9.8 million in capital from the Treasury Department in exchange for the issuance of senior preferred stock and warrants for additional shares of senior preferred stock.  The requested amount of $9.8 million represents approximately 3% of risk weighted assets as of September 30, 2008.

“The availability of additional capital for our company would help us further our mission to support our commercial and retail customers and encourage investment in the communities we serve,” said President and CEO Stephen P. Marsh.  He added that “The additional capital could also provide support in the event of an extended economic downturn.”

“Community is well capitalized by all regulatory standards and has a long history of financial strength,” said Community Bancorp. Chairman Richard C. White.  “However, in these challenging economic times, additional capital resources could help us stimulate the local economy in our communities by continuing to expand our relationships with consumer and business customers.  Our intent is to use all the arrows in our quiver to help support our customers and communities throughout our service area in northern and central Vermont.”

The Company cannot predict whether the U.S. Treasury Department will approve its CPP application.  In addition, issuance of the preferred shares under the CPP would require the consent of the holders of the Company’s existing Series A Preferred Shares.

The CPP is part of the larger federal initiative, the Emergency Economic Stabilization Act of 2008, which includes programs expanding FDIC insurance coverage, guaranteeing certain bank debt, allowing Treasury to purchase certain assets from financial institutions, and other programs designed to stabilize the financial markets.  Community has elected to participate in the FDIC’s Temporary Liquidity Guaranty Program under the Act, including a program which provides an unlimited FDIC guaranty for non-interest bearing transaction accounts, NOW accounts earning less than 0.5% and IOLTA accounts.  This enhanced deposit guaranty for these types of accounts supplements the recent increase in FDIC insurance for all deposits up to $250,000.  The expanded deposit insurance coverage and extended guaranty under the Act are scheduled to expire on December 31, 2009.

About Community Bancorp.

Community Bancorp. is the parent company of Community National Bank, an independent bank serving its communities since 1851, with offices now located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.  In addition, we cannot provide assurance that the Treasury Department will approve the Company’s TARP application at all or in the requested amount, nor can we provide assurance that the required consent of the holders of the Company’s Series A Preferred Stock will be obtained.